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                                                                   Exhibit 8.1





                                October 31, 2000


         Re:      Harley-Davidson Customer Funding Corp.
                  Registration Statement on Form S-3 (Reg. No. 333-37550)
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Ladies and Gentlemen:

         We have acted as special federal tax counsel to Harley-Davidson Customer Funding Corp., a Nevada corporation (the "REGISTRANT"), in connection with the Prospectus filed by the Registrant. The term "Prospectus" means the prospectus included in the Registration Statement. The term "Registration Statement" means (1) the Registration Statement on Form S-3 including the exhibits thereto and (2) any post-effective amendment filed and declared effective prior to the date of issuance of the asset-backed securities registered thereby (the "Securities").

         We have examined the question of whether the Securities will have the tax treatment described in the Prospectus. Our opinion is based upon the current provisions of the Code, Treasury Regulations promulgated thereunder, current administrative rulings, judicial decisions, and other applicable authorities, all as in effect on the date of such opinions. All of the foregoing authorities are subject to change or new interpretation, both prospectively and retroactively, and such changes or interpretation, as well as the changes in the facts as they have been represented to us or assumed by us, could affect our opinion. Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service (the "IRS") or by a court of competent jurisdiction, or of a contrary position by the IRS or Treasury Department in regulations or rulings issued in the future. Furthermore, our opinion assumes that all the transactions contemplated by the Prospectus will be consummated in accordance with the terms of the Prospectus.

         In general, whether a transaction constitutes the issuance of indebtedness or the sale of assets for federal income tax purposes is a question of fact, the resolution of which is based primarily upon the economic substance of the instruments and the transaction pursuant to which they are issued rather than the form of the transaction or the manner in which the instruments are labeled. The IRS and the courts have set forth various factors to be taken into account in determining whether or not a transaction constitutes the issuance of indebtedness or the sale of assets for federal income tax purposes, which we have reviewed as they apply to the transactions described in the Prospectus.

         Based on the foregoing, and such legal and factual investigations as we have deemed appropriate, we are of the opinion that for federal income tax purposes:

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         (1) the Securities, assuming they are issued in accordance with the
Prospectus, will have the federal income tax treatment described in the Prospectus; and

         (2) we hereby adopt and confirm the information appearing under the caption "Material Federal Income Tax Consequences" in the Prospectus and confirm that it represents our opinion with respect to the matters discussed therein.

         We hereby consent to the filing of this letter as an exhibit to the Prospectus and to a reference to this firm (as counsel to the Registrant) under the heading "Material Federal Income Tax Consequences" and "Legal Matters" in the Prospectus, without implying or admitting that we are "experts" within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Prospectus, including this exhibit.

                                                     Very truly yours,



                                                     /s/ WINSTON & STRAWN


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